                                                                    Exhibit 23.2


                        CONSENT OF INDEPENDENT AUDITORS



     We consent to the incorporation by reference in this Annual Report (Form 10-K) of Helmerich & Payne, Inc. of our report dated November 22, 1994, included in the 1994 Annual Report to Shareholders of Helmerich & Payne, Inc.

     Our audit also included the 1994 financial statement schedules of Helmerich & Payne, Inc. listed in Item 14(a). These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audit. In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

     We also consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 33-16771 and 33-55239) pertaining respectively to the Helmerich & Payne, Inc. Incentive Stock Option Plan and 1990 Stock Option Plan of our report dated November 22, 1994, with respect to the consolidated financial statements for 1994 incorporated herein by reference, and our report included in the preceding paragraph with respect to the 1994 financial statement schedules included in this Annual Report (Form 10-K) of Helmerich & Payne, Inc.


                                        ERNST & YOUNG LLP

Tulsa, Oklahoma
December 21, 1994